EXHIBIT 99.1

COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS WHO ARE AFFILIATED WITH AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC. SELLING GROUP MEMBERS NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of November 1, 2013, American Realty Capital New York Recovery REIT, Inc. (“ARC NYRR”) has raised $1.23 billion of its $1.5 billion offering of common stock (not including amounts available under its $250 million distribution reinvestment plan, “DRIP”).

As previously announced with respect to its recently filed follow-on offering, ARC NYRR will not raise, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (subject to its right to reallocate shares from its DRIP to the primary offering).  ARC NYRR will not launch the follow-on offering if it has raised the amounts contemplated by its initial public offering prior to effectiveness of the follow-on offering.

We will provide you with regular updates regarding the status of ARC NYRR's initial public offering.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARC NYRR’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities	R. Lawrence Roth Chief Executive Officer Realty Capital Securities	Louisa Quarto President Realty Capital Securities